Subsidiaries of the Company

 The following is a list of directly or indirectly wholly-owned subsidiaries of Brunswick Corporation, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary	Place of Incorporation	Names Under Which Subsidiaries Do Business
Attwood Corporation	Delaware
Aus Holdco Pty Limited	Australia	BLA Distribution
Boston Whaler, Inc.	Delaware
Brunswick Compañías de México, S.A. de C.V.	Mexico
Brunswick Family Boat Co. Inc.	Delaware
Brunswick Financial Services Corporation	Delaware
Brunswick Fitness GmbH	Germany
Brunswick Hungary Limited Liability Company	Hungary
Brunswick Industria de Embarcacoes do Brasil Ltda.	Brazil
Brunswick International Group S.a.r.l.	Luxembourg
Brunswick International Limited	Delaware
Brunswick Leisure Boat Company, LLC	Indiana
Brunswick Luxembourg Finance S.a.r.l.	Luxembourg
Brunswick Marine in EMEA, Inc.	Delaware
Brunswick Marine - EMEA Operations, LDA	Portugal
Brunswick Marine in Finland and the Baltic States Oy	Finland
Brunswick Marine in France S.A.	France
Brunswick Marine in Italia S.p.A.	Italy
Brunswick Marine in Poland Sp. z o.o	Poland
Brunswick Singapore Holdings Pte. Ltd.	Singapore
Brunswick Trading (Suzhou) Co., Ltd.	China
Cybex International, Inc.	New York
Cy-Tech GmbH	Germany
Indoor Cycling Group GmbH	Germany
Land 'N' Sea Corporation	Delaware
Land 'N' Sea Distributing, Inc.	Florida	Kellogg Marine Supply, Bell Recreational Products Group
Life Fitness Asia Pacific Limited	Hong Kong
Life Fitness (Atlantic) B.V.	Netherlands
Life Fitness Europe GmbH	Germany
Life Fitness, Inc.	Delaware
Life Fitness International Sales, Inc.	Delaware
Life Fitness (U.K.) Limited	England and Wales
Lund Boat Company	Delaware
Marine Power International Limited	Delaware
Mercury Marine do Brasil Industria e Comercio Ltda	Brazil
Mercury Marine Limited / Mercury Marine Limitee	Canada
Mercury Marine Singapore Pte Ltd	Singapore
Mercury Marine Technology Suzhou Company Ltd.	China
Munster Simms Engineering Limited	Northern Ireland
Normalduns B.V.	Netherlands
Princecraft Boats Inc. / Bateaux Princecraft Inc.	Canada
Protokon Manufacturing Developing and Trading Limited Liability Company	Hungary
PSW (NI) Limited	Northern Ireland
Sea Ray Boats, Inc	Florida	Meridian Yachts, Sea Ray Boats
Thunder Jet Boats, Inc.	Delaware